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Filed pursuant to Rule 424(b)(3)
Registration No. 333-161799

The information in this prospectus supplement is not complete and may be changed. We are not using this preliminary prospectus supplement and accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2009

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 9, 2009

$

Agilent Technologies, Inc.

$            % Senior Notes due

        Agilent Technologies, Inc. is offering $                    aggregate principal amount of its        % Senior Notes due                     (the "notes"). The notes will bear interest at a rate of        % per annum and will mature on                    .

        Interest on the notes will be payable semiannually on                    and                    of each year and will accrue from                    , 2009. Agilent Technologies, Inc. may redeem the notes in whole or in part at any time prior to their maturity at the redemption prices described in this prospectus supplement on page S-27. Upon the occurrence of a "change of control repurchase event," Agilent Technologies, Inc. will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

        The notes will be senior unsecured obligations of Agilent Technologies, Inc. and will rank equally with all of its other senior unsecured indebtedness. The notes will not be guaranteed by any of our subsidiaries. The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        See "Risk Factors" beginning on page S-7 for a discussion of certain risks that you should consider in connection with an investment in the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discounts		Proceeds to Us
Per Note		%		%		%
Total	$		$		$

(1)
Plus accrued interest, if any, from            , 2009, if settlement occurs after that date.

        The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

        We expect that delivery of the notes will be made to investors in registered book-entry form only through the facilities of The Depository Trust Company ("DTC"), Clearstream Banking, société anonyme ("Clearstream, Luxembourg"), and Euroclear Bank, S.A./N.V., as operator of the Euroclear System ("Euroclear"), on or about                                     , 2009.

Joint Book-Running Managers

Barclays Capital	Citi	Credit Suisse

The date of this prospectus supplement is September    , 2009

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the captions "Where You Can Find More Information" and "Incorporation by Reference."

ii

OFFERING SUMMARY

        The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents identified under the captions "Where You Can Find More Information" and "Incorporation by Reference" in their entirety. You should pay special attention to the "Risk Factors" section of this prospectus supplement and the "Risk Factors" section in the accompanying prospectus.

        Unless otherwise indicated, use in this prospectus supplement of the terms:

  •
  "Agilent," "we," "us," "our" and "our company" refer to Agilent Technologies, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries;

  •
  "fiscal year" refers to a twelve month period ended October 31; and

  •
  "Issuer" refers to Agilent Technologies, Inc. and not any of its subsidiaries.

 Our Company

        Agilent Technologies, Inc. is the world's premier measurement company, providing core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries. We currently have three primary businesses: the electronic measurement business, the bio-analytical measurement business and the semiconductor and board test business.

  •
  Our electronic measurement business focuses on the communications and electronics industries and provides standard and customized electronic measurement instruments and systems monitoring, management and optimization tools for communications networks and services, software design tools and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment and communications networks and services, and microscopy products. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. We also offer customization, consulting and optimization services throughout the customer's product lifecycle. Our electronic measurement business generated net revenues of approximately $3.2 billion in fiscal 2008 and approximately $1.7 billion in the nine months ended July 31, 2009.

  •
  Our bio-analytical measurement business focuses on the life sciences industry and in the environmental, chemical, food and petrochemical industries and provides application-focused solutions that include instruments, software, consumables and services that enable customers to identify, quantify and analyze the physical and biological properties of substances and products. Our key product categories include gas chromatography, liquid chromatography, mass spectrometry, inductively coupled mass spectrometry, microfluidics, microarrays, PCR (polymerase chain reaction) instrumentation, laboratory automation and robotics, software and informatics, and related bioreagents, consumables and services. Our bio-analytical measurement business generated net revenues of approximately $2.2 billion in fiscal 2008 and approximately $1.5 billion in the nine months ended July 31, 2009.

  •
  Our semiconductor and board test business focuses on semiconductor and printed circuit board assembly industries and provides standard and customized laser interferometer, parametric and manufacturing test and measurement instruments and systems monitoring, management and optimization tools that are used in the design, development, manufacture, installation, deployment and operation of semiconductor and printed circuit assembly fabrication. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. We also offer customization, consulting and optimization services throughout the customer's product lifecycle. Our semiconductor and board test business generated net revenues of approximately $351 million in fiscal 2008 and approximately $120 million in the nine months ended July 31, 2009.

        Agilent Laboratories, our centralized research organization, conducts applied research that creates high-impact technology that can be transferred to our business units, driving market leadership in our core businesses and expanding our measurement footprint into adjacent markets. Agilent Laboratories provides technology integration and synergies across our businesses to create competitive differentiation and customer value.

        Our electronic measurement customers include contract manufacturers, handset manufacturers, network equipment manufacturers that design, develop, manufacture and install network equipment, and service providers who implement, maintain and manage communication networks and services. Our bio-analytic customers include pharmaceutical and biotechnology companies, contract research and contract manufacturing organizations, academic and governmental organizations, petro-chemical refiners and bio-agricultural companies. We sell our products primarily through direct sales, as well as through distributors, resellers, manufacturer's representatives, telesales and electronic commerce. Agilent has a highly diversified global customer base and no one customer represented more than 3% of total consolidated net revenues in the nine months ended July 31, 2009.

        Of our total net revenue of approximately $3.3 billion for the nine months ended July 31, 2009, we generated 33 percent in the United States and 67 percent outside the United States. As of July 31, 2009, we employed approximately 18,000 people worldwide. Our primary research, development and manufacturing sites are in California, Colorado and Delaware in the U.S. and in China, Germany, Japan, Malaysia, Singapore and the United Kingdom.

Acquisition of Varian, Inc.

        On July 26, 2009, we entered into a merger agreement to acquire Varian, Inc. for approximately $1.5 billion in cash (including $52 cash per share of Varian's common stock, the cashing out of stock options and assumed debt). Varian is a supplier of scientific instruments and vacuum technologies for life science, environmental, energy, applied research and other applications. We expect this acquisition will broaden our applications and solutions offerings in life sciences, environmental, and energy and materials. We expect it will also expand our product portfolio into atomic and molecular spectroscopy; provide us with a leading position in nuclear magnetic resonance imaging and vacuum technologies; and strengthen our consumables portfolio.

        The consummation of the Varian acquisition is subject to approval by Varian's stockholders, the receipt of antitrust approvals and other customary closing conditions. While we cannot be certain when we will obtain such approvals or satisfy the other conditions to consummation of the acquisition of Varian, if all, we expect to complete the acquisition prior to the calendar year end.

        We may finance a portion of the purchase price for the Varian acquisition with the proceeds of this offering. See "Use of Proceeds." We also may finance a portion of the purchase price for the Varian acquisition with our existing cash and by expanding the structured financing to which our subsidiary Agilent Technologies World Trade, Inc. ("World Trade") is party.

Address and Telephone Number

        Our principal executive offices are located at 5301 Stevens Creek Boulevard, Santa Clara, California 95051. Our telephone number at that location is (408) 553-2424. Our home page on the Internet is www.agilent.com. Other than the information expressly set forth in this prospectus, the information contained, or referred to, on our website is not part of this prospectus or any accompanying prospectus supplement.

Risk Factors

        Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement, including the risk factors discussed more fully in the section entitled "Risk Factors" immediately following this summary. It is possible that our business, financial condition, liquidity or results of operations could be adversely affected by any of these risks.

The Offering

Issuer	Agilent Technologies, Inc., a Delaware corporation.
Securities	$ in aggregate principal amount of % Senior Notes due .
Maturity	, .
Interest

Interest on the notes will accrue at an annual rate of        %. Interest will be paid semi-annually in arrears on        and        of each year, commencing on        ,         . Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Guarantees	None.
Denominations	$2,000 initially and multiples of $1,000 thereafter.
Ranking

The notes will be unsecured senior obligations of the Issuer and will rank equally with other unsecured and unsubordinated obligations of the Issuer. See "Description of Notes—Ranking" in this prospectus supplement.

Change of Control Repurchase Event

Upon the occurrence of a "change of control repurchase event," as defined under "Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event" in this prospectus supplement, the Issuer will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Optional Redemption

The Issuer may redeem some or all of the notes at any time or from time to time, as a whole or in part, at its option, at the redemption prices described in this prospectus supplement. See "Description of Notes—Optional Redemption" in this prospectus supplement.

Certain Covenants

The indenture relating to the notes, among other things, limits the Issuer's ability and the ability of certain of the Issuer's subsidiaries to create or assume certain liens or enter into sale and leaseback transactions, and the Issuer's ability to engage in mergers or consolidations and transfer or lease all or substantially all of our assets. See "Description of Debt Securities—Certain Covenants" in the accompanying prospectus.

Use of Proceeds

We intend to use the proceeds from this offering for general corporate purposes, which may include our acquisition of Varian and acquisition related expenses. See "Use of Proceeds" in this prospectus supplement.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.

Book-Entry

The notes will be delivered in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and/or Euroclear Bank S.A./N.V.

Risk Factors

An investment in the notes involves certain risks that an investor should carefully evaluate prior to making an investment in the notes. You should carefully read the "Risk Factors" section beginning on page S-7 of this prospectus supplement.

Further Issuances

We may create and issue additional notes having the same terms as, and ranking equally and ratably with either or each series of notes, as applicable, initially offered in this offering and otherwise similar in certain respects. These additional notes could be part of the same applicable series of the notes initially offered in this offering. There is no limit on the amount of notes that can be issued under the indenture governing the notes.

Trustee and Paying and Transfer Agent	U.S. Bank National Association.
Governing Law	New York.

 Summary Consolidated Financial Data

        The following table sets forth summary consolidated financial information from our unaudited consolidated financial statements as of and for the nine months ended July 31, 2009 and 2008 and our audited consolidated financial statements as of and for the fiscal years ended October 31, 2008, 2007 and 2006. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The summary consolidated financial data presented below should be read in conjunction with our financial statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2009 and Current Report on Form 8-K, filed with the Securities and Exchange Commission ("SEC") on September 4, 2009 and September 8, 2009, respectively, which are incorporated by reference in this prospectus supplement.

        Our financial information may not be indicative of our future performance and our results of operations for the nine months ended July 31, 2009 are not necessarily indicative of results for the full fiscal year.

	Nine Months Ended July 31,		Year Ended October 31,
	2009	2008	2008	2007	2006
	(in millions)
Consolidated Statements of Operations Data
Net revenues:
Products	$2,636	$3,570	$4,804	$4,505	$4,125
Services and others	678	723	970	915	848

Total net revenue	3,314	4,293	5,774	5,420	4,973
Cost and expenses:
Cost of products	1,284	1,518	2,030	1,928	1,799
Cost of services and other	372	409	548	523	516

Total costs	1,656	1,927	2,578	2,451	2,315
Research and development	492	534	704	685	655
Selling, general and administrative	1,190	1,289	1,697	1,700	1,660
Gain on sale of Palo Alto and San Jose sites	—	—	—	—	(121)

Total costs and expenses	3,338	3,750	4,979	4,836	4,509
Income (loss) from operations	(24)	543	795	584	464
Interest income	25	89	113	172	178
Interest expense	(67)	(90)	(123)	(91)	(69)
Other income (expense), net	(6)	16	30	5	54

Income (losses) from continuing operations before taxes and equity income	(72)	558	815	670	627
Provision (benefit) for income taxes	(16)	96	122	32	91
Equity in net income of unconsolidated affiliate—Lumileds	—	—	—	—	901

Income (losses) from continuing operations	$(56)	$462	$693	$638	$1,437

		As of October 31,
	As of July 31, 2009
		2008	2007
	(in millions)
Consolidated Balance Sheet Data
Cash, cash equivalents and short-term investments(1)	$1,499	$1,429	$1,826
Total assets	6,573	7,007	7,554
Total liabilities	4,084	4,448	4,320
Total stockholders' equity	2,489	2,559	3,234

(1)
Does not include approximately $1.6 billion of restricted cash and cash equivalents, the majority of which is associated with our World Trade structured financing.

RISK FACTORS

        You should carefully consider each of the following risks and all of the other information set forth in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein and therein, before making an investment in the notes. Based on the information currently known to us, we believe that the following information identifies the material risk factors affecting our company. However, additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to Our Business

Risks, Uncertainties and Other Factors That May Affect Future Results

Declining general economic conditions and uncertainties in the global credit and equity markets may adversely affect our operating results and financial condition.

        Our business is sensitive to changes in general economic conditions, both inside and outside the U.S. Worldwide financial markets have experienced extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades and declining valuations of investments. These disruptions are likely to have an ongoing adverse effect on the world economy. We are unable to predict how long the economic downturn will last. A continuing economic downturn and continuing financial market disruptions may adversely impact our business resulting in:

  •
  Reduced demand for our products realized by diminished new orders and increases in order cancellations;

  •
  Increased risk of excess and obsolete inventories;

  •
  Increased pressure on the prices for our products and services;

  •
  Greater difficulty in collecting accounts receivable;

  •
  Reduced access to the credit markets to meet short term cash needs in the U.S.; and

  •
  Greater risk of impairment to the value, and a detriment to the liquidity, of our investment portfolio.

Our operating results and financial condition could be harmed if the markets into which we sell our products decline or do not grow as anticipated.

        Visibility into our markets is limited. Our quarterly sales and operating results are highly dependent on the volume and timing of orders received during the fiscal quarter, which are difficult to forecast. In addition, our revenues and earnings forecasts for future fiscal quarters are often based on the expected seasonality or cyclicality of our markets. However, the markets we serve do not always experience the seasonality or cyclicality that we expect. Any decline in our customers' markets or in general economic conditions, including declines related to the current market disruptions described above, would likely result in a reduction in demand for our products and services. For example, we experienced weakness in almost all sectors during the fiscal third quarter due to declines in market activity caused largely by the global economic downturn. The broader semiconductor market is one of the drivers for our electronic measurement business, and therefore, a decrease in the semiconductor market could harm our electronic measurement business. Also, if our customers' markets decline, we may not be able to collect on outstanding amounts due to us. Such declines could harm our consolidated financial position, results of operations, cash flows and stock price, and could limit our ability to sustain profitability. Also, in such an environment, pricing pressures could intensify. Since a significant portion of our operating expenses is relatively fixed in nature due to sales, research and development and manufacturing costs, if we were unable to respond quickly enough these pricing pressures could further reduce our gross margins.

The actions that we are taking to reduce costs could have long-term adverse effects on our business.

        Since December 2008, we have announced significant restructuring activities in our global infrastructure organization and our semiconductor and board test segment and electronic measurement segment. This restructuring program and regular ongoing evaluations of our cost structure, could have the effect of reducing our talent pool and available resources and, consequently, could have long-term effects on our business by decreasing or slowing improvements in our products, affecting our ability to respond to customers, limiting our ability to increase production quickly if and when the demand for our products increases and limiting our ability to hire and retain key personnel. These circumstances could harm our consolidated financial position, results of operations, cash flows, and stock price, and could limit our ability to sustain profitability.

If we do not introduce successful new products and services in a timely manner, our products and services will become obsolete, and our operating results will suffer.

        We generally sell our products in industries that are characterized by rapid technological changes, frequent new product and service introductions and changing industry standards. In addition, many of the markets in which we operate are seasonal and cyclical. Without the timely introduction of new products, services and enhancements, our products and services will become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new products and services will depend on several factors, including our ability to:

  •
  properly identify customer needs;

  •
  innovate and develop new technologies, services and applications;

  •
  successfully commercialize new technologies in a timely manner;

  •
  manufacture and deliver our products in sufficient volumes on time;

  •
  differentiate our offerings from our competitors' offerings;

  •
  price our products competitively;

  •
  anticipate our competitors' development of new products, services or technological innovations; and

  •
  control product quality in our manufacturing process.

Dependence on contract manufacturing and outsourcing other portions of our supply chain may adversely affect our ability to bring products to market and damage our reputation. Dependence on outsourced information technology and other administrative functions may impair our ability to operate effectively.

        As part of our efforts to streamline operations and to cut costs, we have been outsourcing aspects of our manufacturing processes and other functions and will continue to evaluate additional outsourcing. If our contract manufacturers or other outsourcers fail to perform their obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer. For example, during a market upturn, our contract manufacturers may be unable to meet our demand requirements, which may preclude us from fulfilling our customers' orders on a timely basis. The ability of these manufacturers to perform is largely outside of our control. In addition, we outsource significant portions of our information technology ("IT") function and other administrative functions. Since IT is critical to our operations, any failure to perform on the part of the IT providers could impair our ability to operate effectively. In addition to the risks outlined above, problems with manufacturing or IT outsourcing could result in lower revenues, unexecuted efficiencies, and impact our results of operations and our stock price. Much of our outsourcing takes place in developing countries and, as a result, may be subject to geopolitical uncertainty.

Failure to adjust our purchases due to changing market conditions or failure to estimate our customers' demand could adversely affect our income.

        Our income could be harmed if we are unable to adjust our purchases to market fluctuations, including those caused by the seasonal or cyclical nature of the markets in which we operate. The sale of our products and services are dependent, to a large degree, on customers whose industries are subject to seasonal or cyclical trends in the demand for their products. For example, the consumer electronics market is particularly volatile, making demand difficult to anticipate. During a market upturn, we may not be able to purchase sufficient supplies or components to meet increasing product demand, which could materially affect our results. In addition, some of the parts that require custom design are not readily available from alternate suppliers due to their unique design or the length of time necessary for design work. Should a supplier cease manufacturing such a component, we would be forced to reengineer our product. In addition to discontinuing parts, suppliers may also extend lead times, limit supplies or increase prices due to capacity constraints or other factors. In order to secure components for the production of products, we may continue to enter into noncancelable purchase commitments with vendors, or at times make advance payments to suppliers, which could impact our ability to adjust our inventory to declining market demands. Prior commitments of this type have resulted in an excess of parts when demand for our communications and electronics products has decreased. If demand for our products is less than we expect, we may experience additional excess and obsolete inventories and be forced to incur additional charges.

Our income may suffer if our manufacturing capacity does not match the demand for our products.

        Because we cannot immediately adapt our production capacity and related cost structures to rapidly changing market conditions, when demand does not meet our expectations, our manufacturing capacity will likely exceed our production requirements. If, during a general market upturn or an upturn in one of our segments, we cannot increase our manufacturing capacity to meet product demand, we will not be able to fulfill orders in a timely manner. This inability could materially and adversely limit our ability to improve our results. By contrast, if during an economic downturn we had excess manufacturing capacity, then our fixed costs associated with excess manufacturing capacity would adversely affect our income.

Economic, political and other risks associated with international sales and operations could adversely affect our results of operations.

        Because we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenue from international operations will continue to represent a majority of our total revenue. In addition, many of our employees, contract manufacturers, suppliers, job functions and manufacturing facilities are increasingly located outside the U.S. Accordingly, our future results could be harmed by a variety of factors, including:

  •
  interruption to transportation flows for delivery of parts to us and finished goods to our customers;

  •
  changes in foreign currency exchange rates;

  •
  changes in a specific country's or region's political, economic or other conditions;

  •
  trade protection measures and import or export licensing requirements;

  •
  negative consequences from changes in tax laws;

  •
  difficulty in staffing and managing widespread operations;

  •
  differing labor regulations;

  •
  differing protection of intellectual property;

  •
  unexpected changes in regulatory requirements; and

  •
  geopolitical turmoil, including terrorism and war.

        We centralized most of our accounting processes to two locations: India and Malaysia. These processes include general accounting, cost accounting, accounts payable and accounts receivables functions. If conditions change in those countries, it may adversely affect operations, including impairing our ability to pay our suppliers and collect our receivables. Our results of operations, as well as our liquidity, may be adversely affected and possible delays may occur in reporting financial results.

        In addition, although the majority of our products are priced and paid for in U.S. dollars, a significant amount of certain types of expenses, such as payroll, utilities, tax, and marketing expenses, are paid in local currencies. Our hedging programs reduce, but do not always entirely eliminate, within any given twelve month period, the impact of currency exchange rate movements, and therefore fluctuations in exchange rates, including those caused by currency controls, could unfavorably impact our business operating results and financial condition by resulting in lower revenue or increased expenses. For expenses beyond that twelve month period, our hedging strategy does not mitigate our exposure. In addition, our currency hedging programs involve third party financial institutions as counterparties. These financial institutions, generally, have experienced and continue to experience significant adverse effects on their business from the current decline in general economic conditions and uncertainties in the global credit and equity markets. The weakening or failure of financial institution counterparties may adversely affect our hedging programs and our financial condition through, among other things, a reduction in available counterparties, increasingly unfavorable terms, and the failure of the counterparties to perform under hedging contracts.

Our business will suffer if we are not able to retain and hire key personnel.

        Our future success depends partly on the continued service of our key research, engineering, sales, marketing, manufacturing, executive and administrative personnel. If we fail to retain and hire a sufficient number of these personnel, we will not be able to maintain or expand our business. The markets in which we operate are very dynamic, and our businesses continue to respond with reorganizations, workforce reductions and site closures. We believe our pay levels are very competitive within the regions that we operate. However, there is also intense competition for certain highly technical specialties in geographic areas where we continue to recruit, and it may become more difficult to retain our key employees, especially in light of our ongoing restructuring efforts.

The impact of consolidation of competitors in the test and measurement market is difficult to predict and may harm our business.

        The test and measurement industry is intensely competitive and has been subject to increasing consolidation. For instance, in November 2007, Danaher Corporation, one of our competitors, completed the acquisition of Tektronix, Inc., another of our competitors. Consolidation in the test and measurement industry could result in existing competitors increasing their market share through business combinations, which could have a material adverse effect on our business, financial condition and results of operations. We may not be able to compete successfully in an increasingly consolidated industry and cannot predict with certainty how industry consolidation will affect our competitors or us.

Our acquisitions, strategic alliances, joint ventures and divestitures may result in financial results that are different than expected.

        In the normal course of business, we frequently engage in discussions with third parties relating to possible acquisitions, strategic alliances, joint ventures and divestitures, and generally expect to complete several transactions per year. For example, in fiscal 2008 we completed a number of acquisitions, including the acquisition of Velocity11 in our first fiscal quarter that year. In addition, in July 2009, we agreed to acquire Varian, Inc., which we expect to complete by calendar year-end. As a result of such transactions, our financial results may differ from our own or the investment community's expectations in a given fiscal quarter, or over the long term. Such transactions often have post-closing arrangements including but not limited to post-closing adjustments, transition services, escrows or indemnifications, the financial results of which can be difficult to predict. In addition, acquisitions, including the Varian acquisition, and strategic alliances may require us to integrate a different company culture, management team and business infrastructure. We may have difficulty developing, manufacturing and marketing the products of a newly acquired company in a way that enhances the performance of our combined businesses or product lines to realize the value from expected synergies. Depending on the size and complexity of an acquisition, our successful integration of the entity depends on a variety of factors, including:

  •
  the retention of key employees;

  •
  the management of facilities and employees in different geographic areas;

  •
  the retention of key customers;

  •
  the compatibility of our sales programs and facilities within those of the acquired company; and

  •
  the compatibility of our existing infrastructure with that of an acquired company.

        In addition, effective internal controls are necessary for us to provide reliable and accurate financial reports and to effectively prevent fraud. The integration of acquired businesses is likely to result in our systems and controls becoming increasingly complex and more difficult to manage. We devote significant resources and time to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002. However, we cannot be certain that these measures will ensure that we design, implement and maintain adequate control over our financial processes and reporting in the future, especially in the context of acquisitions of other businesses. Any difficulties in the assimilation of acquired businesses into our control system could harm our operating results or cause us to fail to meet our financial reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

        A successful divestiture depends on various factors, including our ability to:

  •
  effectively transfer liabilities, contracts, facilities and employees to the purchaser;

  •
  identify and separate the intellectual property to be divested from the intellectual property that we wish to keep; and

  •
  reduce fixed costs previously associated with the divested assets or business.

        In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other Agilent products. All of these efforts require varying levels of management resources, which may divert our attention from other business operations. Further, if market conditions or other factors lead us to change our strategic direction, we may not realize the expected value from such transactions. If we do not realize the expected benefits or synergies of such transactions, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

If we do not achieve the contemplated benefits of our pending acquisition of Varian, Inc., our business and financial condition may be materially impaired.

        We may not achieve the desired benefits from our pending acquisition of Varian. In addition, the consummation of the Varian acquisition is subject to certain closing conditions, including, but not limited to, the receipt of antitrust approvals in both the U.S. and the European Union. While we intend to consummate the Varian acquisition as soon as practicable after such approvals are obtained, there can be no assurance that we will obtain such approvals or satisfy the other conditions to consummation of the Varian acquisition when expected or at all which could, among other things, delay or prevent us from completing the acquisition or restrict our ability to realize the expected financial and strategic goals of the transaction.

        The acquisition involves the integration of Varian with the rest of our company. If we cannot successfully integrate Varian's operations, we may experience material negative consequences to our business, financial condition or results of operations. The integration of the two businesses that have previously operated separately will be a costly and time-consuming process that will involve a number of risks, including, but not limited to:

  •
  diversion of senior management's attention from the management of daily operations to the integration of operations;

  •
  difficulties in the assimilation of different corporate cultures, practices and sales and distribution methodologies, as well as in the assimilation and retention of geographically dispersed, decentralized operations and personnel;

  •
  the potential loss of key personnel who choose not to join the combined business;

  •
  the potential loss of key customers who choose not to do business with the combined business;

  •
  the risk of higher than anticipated costs in continuing support and development of acquired products;

  •
  difficulties and unanticipated expenses related to the integration of facilities, departments, systems, including accounting systems, computer and other technologies, books and records and procedures, as well as in maintaining uniform standards, including internal accounting controls, procedures and policies;

  •
  difficulties and uncertainties in achieving anticipated cost reductions and operational synergies; and

  •
  the use of cash resources and increased capital expenditures on integration and implementation activities in excess of our current expectations, which could offset any such savings and other synergies resulting from the Varian acquisition and limit other potential uses of our cash, including retirement of outstanding debt.

        Even if we are able to successfully integrate the operations of Varian, we may not be able to realize the cost savings, synergies and growth that we anticipate from the acquisition in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of a number of risks, including, but not limited to:

  •
  the possibility that the acquisition may not further our business strategy as we expected;

  •
  the fact that the acquisition will substantially expand our bio-analytical measurement business, and we may not experience anticipated growth in that market;

  •
  our operating results or financial condition may be adversely impacted by liabilities that we assume in the acquisition or liabilities related to the acquisition, including claims from terminated employees, customers, former stockholders or other third parties;

  •
  the risk of intellectual property disputes with respect to Varian's products;

  •
  the risk that we may significantly increase our interest expense, leverage and debt service requirements, to the extent that we incur debt to pay for the acquisition; and

  •
  depending on the timing of the closing of the acquisition, we may experience changes in how we are required to account for the acquisition pursuant to U.S. GAAP for our adoption of FASB Statement No. 141 (revised 2007), Business Combinations, in fiscal 2010, which could materially affect our consolidated financial statements.

        As a result of these risks, the Varian acquisition may not contribute to our earnings as expected, we may not achieve expected cost synergies or our return on invested capital targets when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of this transaction.

Environmental contamination from past operations could subject us to unreimbursed costs and could harm on-site operations and the future use and value of the properties involved and environmental contamination caused by ongoing operations could subject us to substantial liabilities in the future.

        Some of our properties are undergoing remediation by the Hewlett-Packard Company ("HP") for subsurface contaminations that were known at the time of our separation from HP. HP has agreed to retain the liability for this subsurface contamination, perform the required remediation and indemnify us with respect to claims arising out of that contamination. HP will have access to our properties to perform remediation. While HP has agreed to minimize interference with on-site operations at those properties, remediation activities and subsurface contamination may require us to incur unreimbursed costs and could harm on-site operations and the future use and value of the properties. We cannot be sure that HP will continue to fulfill its indemnification or remediation obligations. In addition, the determination of the existence and cost of any additional contamination caused by us could involve costly and time-consuming negotiations and litigation.

        We have agreed to indemnify HP for any liability associated with contamination from past operations at all other properties transferred from HP to us, other than those properties currently undergoing remediation by HP. While we are not aware of any material liabilities associated with any potential subsurface contamination at any of those properties, subsurface contamination may exist, and we may be exposed to material liability as a result of the existence of that contamination.

        Our current and historical manufacturing processes involve, or have involved, the use of substances regulated under various international, federal, state and local laws governing the environment. As a result, we may become subject to liabilities for environmental contamination, and these liabilities may be substantial. While we have divested substantially all of our semiconductor related businesses to Avago and Verigy and regardless of indemnification arrangements with those parties, we may still become subject to liabilities for historical environmental contamination related to those businesses. Although our policy is to apply strict standards for environmental protection at our sites inside and outside the U.S., even if the sites outside the U.S. are not subject to regulations imposed by foreign governments, we may not be aware of all conditions that could subject us to liability.

Our customers and we are subject to various governmental regulations, compliance with which may cause us to incur significant expenses, and if we fail to maintain satisfactory compliance with certain regulations, we may be forced to recall products and cease their manufacture and distribution, and we could be subject to civil or criminal penalties.

        Our businesses are subject to various significant international, federal, state and local regulations, including but not limited to health and safety, packaging, product content, labor and import/export regulations. These regulations are complex, change frequently and have tended to become more stringent over time. We may be required to incur significant expenses to comply with these regulations or to remedy violations of these regulations. Any failure by us to comply with applicable government regulations could also result in cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in marketing our products.

        Our products and operations are also often subject to the rules of industrial standards bodies, like the International Standards Organization, as well as regulation by other agencies such as the U.S. Federal Communications Commission. We also must comply with work safety rules. If we fail to adequately address any of these regulations, our businesses could be harmed.

        Some of our chemical analysis products are used in conjunction with chemicals whose manufacture, processing, distribution and notification requirements are regulated by the U.S. Environmental Protection Agency under the Toxic Substances Control Act, and by regulatory bodies in other countries with laws similar to the Toxic Substances Control Act. We must conform the manufacture, processing, distribution of and notification about these chemicals to these laws and adapt to regulatory requirements in all countries as these requirements change. If we fail to comply with these requirements in the manufacture or distribution of our products, then we could be made to pay civil penalties, face criminal prosecution and, in some cases, be prohibited from distributing our products in commerce until the products or component substances are brought into compliance.

We are subject to laws and regulations, and failure to address or comply with these laws and regulations could harm our business by leading to a reduction in revenue associated with these customers.

        We have agreements relating to the sale of our products to government entities and, as a result, we are subject to various statutes and regulations that apply to companies doing business with the government. The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing terms and conditions that are not applicable to private contracts. We are also subject to investigation for compliance with the regulations governing government contracts. A failure to comply with these regulations might result in suspension of these contracts, or administrative penalties.

        A number of our products from our bio-analytical measurement business are subject to regulation by the United States Food and Drug Administration ("FDA") and certain similar foreign regulatory agencies. If we or any of our suppliers or distributors fail to comply with FDA and other applicable regulatory requirements or are perceived to potentially have failed to comply, we may face, among other things, adverse publicity affecting both us and our customers, investigations or notices of non-compliance, fines, injunctions, and civil penalties; partial suspensions or total shutdown of production facilities or the imposition of operating restrictions; increased difficulty in obtaining required FDA clearances or approvals; seizures or recalls of our products or those of our customers or the inability to sell our products.

Third parties may claim that we are infringing their intellectual property and we could suffer significant litigation or licensing expenses or be prevented from selling products or services.

        From time to time, third parties may claim that one or more of our products or services infringe their intellectual property rights. We analyze and take action in response to such claims on a case by case basis. Any dispute or litigation regarding patents or other intellectual property could be costly and time-consuming due to the complexity of our technology and the uncertainty of intellectual property litigation and could divert our management and key personnel from our business operations. A claim of intellectual property infringement could force us to enter into a costly or restrictive license agreement, which might not be available under acceptable terms or at all, could require us to redesign our products, which would be costly and time-consuming, and/or could subject us to significant damages or to an injunction against development and sale of certain of our products or services. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of intellectual property infringement. In certain of our businesses we rely on third party intellectual property licenses and we cannot ensure that these licenses will be available to us in the future on favorable terms or at all.

Third parties may infringe our intellectual property and we may suffer competitive injury or expend significant resources enforcing our rights.

        Our success depends in large part on our proprietary technology. We rely on various intellectual property rights, including patents, copyrights, trademarks and trade secrets, as well as confidentiality provisions and licensing arrangements, to establish our proprietary rights. If we do not enforce our intellectual property rights successfully our competitive position may suffer which could harm our operating results.

        Our pending patent applications, and our pending copyright and trademark registration applications, may not be allowed or competitors may challenge the validity or scope of our patents, copyrights or trademarks. In addition, our patents, copyrights, trademarks and other intellectual property rights may not provide us a significant competitive advantage.

        We may need to spend significant resources monitoring our intellectual property rights and we may or may not be able to detect infringement by third parties. Our competitive position may be harmed if we cannot detect infringement and enforce our intellectual property rights quickly or at all. In some circumstances, we may choose to not pursue enforcement because an infringer has a dominant intellectual property position or for other business reasons. In addition, competitors might avoid infringement by designing around our intellectual property rights or by developing non-infringing competing technologies. Intellectual property rights and our ability to enforce them may be unavailable or limited in some countries which could make it easier for competitors to capture market share and could result in lost revenues. Furthermore, some of our intellectual property is licensed to others which allow them to compete with us using that intellectual property.

We received a Revenue Agent's Report from the U.S. Internal Revenue Service for fiscal years 2000 through 2002 claiming a significant increase in our U.S. taxable income. An adverse outcome of this examination or any future examinations involving similar claims could have a material adverse effect on our results of operations, financial condition and liquidity.

        Our U.S. federal income tax returns for 2000 through 2007 have been or are under audit by the Internal Revenue Service ("IRS"). In August 2007, we received a Revenue Agent's Report ("RAR") for 2000 through 2002. The RAR proposed many adjustments to taxable income. One adjustment, however, which deals with the use of Agilent's brand name by our foreign affiliates accounts for the majority of the proposed adjustments. In August of 2009, this brand name issue was resolved with no adjustments made to Agilent's taxable income. We continue to meet with the Appeals Office of the IRS in order to resolve the remaining issues associated with the RAR's proposed adjustments. We are uncertain as to how and when these issues will be finally resolved. It may take several years. We believe that any required adjustments however will be more than offset by applying available net operating losses from the years under audit and undisputed tax credits. Based on current information, we believe that the ultimate disposition of these matters is unlikely to have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Adverse conditions in the global banking industry and credit markets may adversely impact the value of our cash investments or impair our liquidity.

        At the end of our third quarter in fiscal 2009, we had cash and cash equivalents of approximately $1.5 billion invested or held in a mix of money market funds, time deposit accounts and bank demand deposit accounts. The recent disruptions in the financial markets have, in some cases, resulted in an inability to access assets such as money market funds that traditionally have been viewed as highly liquid. Any failure of our counterparty financial institutions or funds in which we have invested may adversely impact our cash and cash equivalent positions and, in turn, our results and financial condition. As of July 31, 2009, we also had $1.6 billion of restricted cash which is invested in a portfolio of highly rated, short term commercial paper. This restricted cash is invested in a diverse portfolio of commercial paper rated A-1+/P-1 with maturities of less than 100 days, in each case, at the time of purchase; however, a failure of the issuer of any such commercial paper may result in an adverse impact on the portfolio.

        In December 2007, we reclassified a $255 million investment from cash equivalents to short-term investments. In February 2008, Agilent traded this externally managed short-term investment fund for the underlying securities of the investment and now manages a portfolio of those investments internally. This portfolio consists of a variety of fixed income securities, including some mortgage-backed securities. In prior distributions, we experienced losses with respect to this portfolio. There can be no assurance that we will not realize additional net losses and/or experience further mark-to-market losses in stockholders equity with respect to these investments which could have a material adverse impact to our results and financial condition.

We have a significant amount of debt and may incur other debt in the future, which could adversely affect our financial condition, liquidity and results of operations.

        In October 2007, we issued $600 million in senior unsecured notes. In addition, in May 2007, we entered into a five-year senior unsecured revolving credit facility (the "Credit Facility") under which we could borrow up to $300 million. On September 8, 2009, we increased the amount we may borrow under the Credit Facility to $330 million. As of July 31, 2009, no borrowings were outstanding under the Credit Facility. We amended our Credit Facility in August 2009 to provide additional financing flexibility in advance of the Varian acquisition. The amendment allows for up to $1 billion of additional indebtedness, incurred during the period from August 17, 2009 through the closing of the acquisition, to be excluded from the leverage ratio covenant until the later of the first day of the month following the ninth full calendar month after the closing of the acquisition or August 1, 2010; it also temporarily reduces the basket for other secured financing we are permitted to incur from $300 million to $75 million during this period. The amendment also increases by $500 million the amount of repurchase obligations (such as those of our consolidated wholly-owned subsidiary World Trade) that we are permitted to incur. We will likely incur additional debt in order to fund the Varian acquisition, which may include expanding the World Trade structured financing arrangement. We may also borrow additional amounts in the future and use the proceeds from any future borrowing for general corporate purposes, other future acquisitions, expansion of our business or repurchases of our outstanding shares of common stock. We may enter into additional financing arrangements in order to satisfy the $1.5 billion of repurchase obligations of our subsidiary, World Trade, which are unconditionally guaranteed by Agilent and are scheduled to come due in January 2011.

        Our incurrence of this debt, and increases in our aggregate levels of debt, may adversely affect our operating results and financial condition by, among other things:

  •
  increasing our vulnerability to downturns in our business, to competitive pressures and to adverse economic and industry conditions;

  •
  requiring the dedication of an increased portion of our expected cash from operations to service our indebtedness, thereby reducing the amount of expected cash flow available for other purposes, including capital expenditures, acquisitions and stock repurchases; and

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and our industry.

        Our Credit Facility imposes restrictions on us, including restrictions on our ability to create liens on our assets and the ability of our subsidiaries to incur indebtedness, and requires us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. In addition, our long-term non-convertible debt includes covenants that may adversely affect our ability to incur certain liens or engage in certain types of sale and leaseback transactions. If we breach any of the covenants under our long-term debt or our Credit Facility and do not obtain a waiver from the lenders, then, subject to applicable cure periods, our outstanding indebtedness could be declared immediately due and payable.

Our results of operations, financial condition and liquidity could be adversely affected if our long-term leasehold counterparty becomes insolvent and the credit support on the leasehold transaction fails.

        In February 2001, we sold a parcel of surplus land in San Jose, California for $287 million in cash. In August 2001, we completed a like-kind exchange by acquiring a long-term leasehold interest in several municipal properties in southern California for a total value of $289 million. In 2002, we received $237 million in non-refundable prepaid rent related to the leasehold interests described above. We contracted with a third party to provide credit protection for certain aspects of the transaction, including a future bankruptcy of the municipality. The current third party insurer is a subsidiary of American International Group Inc. which has recently experienced a credit rating downgrade by Moody's and Standard & Poor's and has been the recipient of U.S federal government sponsored loans. If the municipality was to become insolvent and the credit support on the transaction was to fail, our results of operations, financial condition and liquidity could be adversely affected.

We have substantial cash requirements in the United States while a majority of our cash is generated outside of the United States. The failure to maintain a level of cash sufficient to address our cash requirements in the United States could adversely affect our financial condition and results of operations.

        Although cash generated in the United States covers normal operating requirements and debt service requirements, a substantial amount of additional cash is required for special purposes such as, the Varian acquisition, the repurchases of our stock and acquisitions of other third parties. Our business operating results, financial condition, and strategic initiatives could be adversely impacted if we were unable to address our U.S. cash requirements through (1) the efficient and timely repatriations of overseas cash, (2) borrowing under our Credit Facility or (3) other sources of cash obtained at an acceptable cost.

If we suffer a loss to our factories, facilities or distribution system due to catastrophe, our operations could be seriously harmed.

        Our factories, facilities and distribution system are subject to catastrophic loss due to fire, flood, terrorism or other natural or man-made disasters. In particular, several of our facilities could be subject to a catastrophic loss caused by earthquake due to their locations. Our production facilities, headquarters and Agilent Technologies Laboratories in California, and our production facilities in Washington and Japan, are all located in areas with above-average seismic activity. If any of these facilities were to experience a catastrophic loss, it could disrupt our operations, delay production, shipments and revenue and result in large expenses to repair or replace the facility. In addition, since we have consolidated our manufacturing facilities, we are more likely to experience an interruption to our operations in the event of a catastrophe in any one location. Although we carry insurance for property damage and business interruption, we do not carry insurance or financial reserves for interruptions or potential losses arising from earthquakes or terrorism. Also, our third party insurance coverage will vary from time to time in both type and amount depending on availability, cost and our decisions with respect to risk retention. Economic conditions and uncertainties in global markets may adversely affect the cost and other terms upon which we are able to obtain third party insurance. If our third party insurance coverage is adversely affected, or to the extent we have elected to self-insure, we may be at a greater risk that our operations will be harmed by a catastrophic loss.

Risks Relating to the Notes

The notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

        The notes are unsecured obligations, ranking equally with our other senior unsecured indebtedness and effectively junior to any secured indebtedness we may incur. As of July 31, 2009, Agilent did not have any outstanding secured indebtedness, although the indenture governing the notes permits us to incur secured debt under specified circumstances. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Agilent, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of Agilent's other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

        The notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of July 31, 2009, our subsidiaries had approximately $2.4 billion of outstanding liabilities, including trade payables and the structured financing obligations of World Trade, which are classified as long-term debt, but excluding intercompany liabilities and deferred revenue.

        In addition, the indenture governing the notes permits our subsidiaries to incur additional indebtedness, and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries.

The negative covenants in the indenture that governs the notes may have a limited effect.

        The indenture governing the notes contains covenants limiting our ability and our subsidiaries' ability to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See "Description of Notes—Covenants" in this prospectus supplement. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

        The indenture governing the notes does not limit the amount of additional debt that we may incur. In addition, in October 2007, we issued $600 million in senior unsecured notes (the "2007 notes") and under our Credit Facility we may borrow up to an additional $330 million. The 2007 notes rank, and any indebtedness we incur under the Credit Facility will rank, pari passu with the notes. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase. We may expand our World Trade structured financing to finance a portion of the purchase price for the Varian acquisition, and also intend to use some of our existing cash to finance a portion of the purchase price.

The provisions in the indenture that governs the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

        The provisions contained in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably, that the transactions are accompanied or followed within 90 days by a downgrade in the rating of the notes offered under this prospectus supplement, following which the notes are no longer rated "investment grade". Except as described under "Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event," the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control repurchase event.

        As described under "Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event," we will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

There is no existing market for the notes. If one develops, it may not be liquid.

        There is currently no established market for the notes. We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes following the offering, as permitted by applicable laws or regulations. However, the underwriters have no obligation to make a market in the notes and they may cease market-making activities at any time without notice. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

  •
  the time remaining to the maturity of the notes;

  •
  the outstanding amount of the notes;

  •
  our financial performance;

  •
  our credit ratings with nationally recognized credit rating agencies; and

  •
  the level, direction and volatility of market interest rates generally.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

        We currently expect that, prior to issuance, the notes will be rated by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and Fitch Ratings, Ltd. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

Increased leverage may harm our financial condition and results of operations.

        As of July 31, 2009, we had approximately $4.1 billion of total liabilities on a consolidated basis and the ability to borrow up to an additional $300 million (increased to $330 million as of September 8, 2009) under our Credit Facility. We may incur additional indebtedness in the future and the notes do not restrict future incurrence of indebtedness. Any increase in our level of indebtedness and leverage will have important effects on our future operations, including, without limitation:

  •
  increased cash requirements to support the payment of interest;

  •
  increased vulnerability to adverse changes in general economic and industry conditions, as well as competitive pressure; and

  •
  depending on the level of our outstanding debt, a decreased ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes.

        Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, it may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our debt, including the notes;

  •
  to sell selected assets;

  •
  to reduce or delay planned capital expenditures; or

  •
  to reduce or delay planned operating and investment expenditures.

        Such measures might not be sufficient to enable us to service our debt. In addition, any such measures might not be available on economically favorable terms.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        We have made various forward-looking statements in this prospectus and the documents incorporated in this prospectus by reference. Examples of such forward-looking statements include statements regarding:

  •
  trends, seasonality, cyclicality and growth in the markets into which we sell;

  •
  our strategic direction;

  •
  our future effective tax rate and tax valuation allowance;

  •
  our expectations with respect to the outcome of our current tax audits;

  •
  earnings from our foreign subsidiaries;

  •
  remediation activities;

  •
  new product and service introductions;

  •
  changes to our manufacturing processes;

  •
  the use of contract manufacturers;

  •
  the impact of local government regulations on our ability to pay vendors or conduct operations;

  •
  our liquidity position and level of debt;

  •
  our ability to generate cash from operations;

  •
  growth in our businesses;

  •
  our investments;

  •
  the potential impact of adopting new accounting pronouncements;

  •
  our financial results;

  •
  our purchase commitments;

  •
  our contributions to our pension plans;

  •
  the selection of discount rates and recognition of any gains or losses for our benefit plans;

  •
  our cost-control activities;

  •
  our stock repurchase program;

  •
  our transition to lower-cost regions;

  •
  our restricting activities, including our current estimates of the scope, timing and cost of those activities;

  •
  the acquisition of Varian, Inc.; and

  •
  the existence or length of an economic recovery.

        The words "believe," "expect," "anticipate," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors, some of which are discussed under the caption "Risk Factors" in this prospectus supplement, include, but are not limited to:

  •
  the declining general economic conditions and uncertainties in the global credit and equity markets;

  •
  the potential failure of the markets into which we sell our products to grow;

  •
  the actions that we have taken in order to reduce costs could have long-term adverse effects on our business;

  •
  our ability to introduce successful new products and services in a timely manner;

  •
  dependence on contract manufacturing and outsourcing of other portions of our supply chain;

  •
  our ability to adjust our purchases due to changing market conditions and to estimate our customers' demand;

  •
  our ability to match the demand for our products to our manufacturing capacity;

  •
  potential problems associated with doing business internationally;

  •
  the impact of consolidation of our competitors;

  •
  our ability to achieve the contemplated benefits of our acquisitions, strategic alliances, joint ventures and divestitures, including our pending acquisition of Varian, Inc.;

  •
  our failure or inability to comply with laws and regulations;

  •
  potential infringement of third parties' intellectual property rights by us or potential infringement of our intellectual property rights by third parties;

  •
  the potential adverse settlement of tax matters raised in the Revenue Agent's Report relating to the United States Internal Revenue Service audit of our 2000 through 2002 fiscal years;

  •
  adverse conditions in the global banking industry and credit markets; and

  •
  our current or future levels of debt.

        We caution you that the foregoing list of factors is not exhaustive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

USE OF PROCEEDS

        We expect the net proceeds from this offering to be approximately $                , after deducting underwriters' discounts and the estimated expenses of the offering payable by us. We intend to use the net proceeds of this offering for general corporate purposes. General corporate purposes may include the acquisition of Varian, Inc. and acquisition-related expenses, and may also include other acquisitions, working capital, capital expenditures and repurchases of our outstanding shares of common stock. Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

 CAPITALIZATION

        The following table shows our unaudited cash and cash equivalents and capitalization as of July 31, 2009:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the issuance of the notes and the receipt of the estimated net proceeds to us from the sale of the notes pursuant to this offering.

        This table should be read in conjunction with "Summary—Summary Consolidated Financial Data" appearing elsewhere in this prospectus supplement and the information in our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the notes thereto, which are incorporated by reference in this prospectus supplement.

	As of July 31, 2009
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents(a)	$1,479	$

Short-term debt	$—		$—
Long-term debt
6.50% Senior Notes due 2017(b)	638		638
% Senior Notes due	—
Credit facility(c)	—		—
Other long-term debt(d)	1,515		1,515

Total debt	2,153
Total stockholders' equity	2,489		2,489

Total capitalization (including cash and cash equivalents)	$6,121	$

    (a)
    Does not include $1.6 billion of restricted cash and cash equivalents, the majority of which is associated with our World Trade structured financing discussed in note (d) below.

    (b)
    In October 2007, we issued an aggregate principal amount of $600 million in senior notes. These notes mature on November 1, 2017, and bear interest at a fixed rate of 6.50% per annum, payable semi-annually. The amount shown includes $38 million of unamortized debt issuance costs and the unamortized gains which resulted from terminating an interest rate swap.

    (c)
    Our $300 million revolving Credit Facility, which was increased to $330 million in September 2009, expires in May 2012. We have no indebtedness outstanding under the Credit Facility as of the date of this prospectus supplement.

    (d)
    Other long-term debt consists principally of an obligation of our wholly-owned subsidiary, World Trade, to repurchase preferred shares of one of its wholly owned subsidiaries from a third party in January 2011, which obligation is unconditionally guaranteed by Agilent. We may expand our World Trade structured financing to finance a portion of the purchase price for the Varian acquisition.

DESCRIPTION OF NOTES

        References to "Agilent" in this section of this prospectus supplement are only to Agilent Technologies, Inc. and not to any of its subsidiaries.

        Selected provisions of the notes are summarized below. This summary supplements and, to the extent inconsistent with, replaces the description of the debt securities under the caption "Description of Debt Securities" in the accompanying prospectus. You should read the following information in conjunction with the statements under "Description of Debt Securities" in the accompanying prospectus.

        The notes will be issued under an indenture, dated October 24, 2007, between Agilent Technologies, Inc. ("Agilent") and U.S. Bank National Association, as trustee (the "trustee"), as supplemented to reflect certain terms of the notes (the "indenture"). The following summary of provisions of the indenture and the    % Senior Notes due                        (the "notes") does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). This summary may not contain all the information that you may find useful. You should read the indenture and the notes, copies of which are available from Agilent upon request. The indenture is an exhibit to the registration statement of which the prospectus attached to this prospectus supplement is a part. Capitalized terms used and not defined in this description of notes have the meanings specified in the indenture.

General

        The notes will have the following basic terms:

  •
  the notes will be senior unsecured obligations of Agilent and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of Agilent;

  •
  the notes are obligations exclusively of Agilent and are not guaranteed by any of its subsidiaries;

  •
  the notes initially will be limited to $             million aggregate principal amount (subject to the rights of Agilent to issue additional notes as described under "—Further Issuances" below);

  •
  the notes will accrue interest at a rate of    % per year;

  •
  interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on                                    and                                     of each year, beginning on                        ,        ;

  •
  the notes will mature on                        ,         unless redeemed or repurchased prior to that date;

  •
  Agilent may redeem the notes, in whole or in part, at any time at its option as described under "—Optional Redemption" below;

  •
  Agilent may be required to repurchase the notes in whole or in part at the option of the holders in connection with the occurrence of a "change of control repurchase event" as described under "—Purchase of Notes upon a Change of Control Repurchase Event" below;

  •
  the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  the notes will be represented by one or more global notes registered in the name of a nominee of DTC (as defined below), but in certain circumstances may be represented by notes in definitive form (see "—Book-entry; Delivery and Form; Global Notes" below); and

  •
  the notes will be exchangeable and transferable at the office or agency of Agilent maintained for such purposes (which initially will be the corporate trust office of the trustee).

        Interest on each note will be paid to the person in whose name that note is registered at the close of business on                                    or                                     , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.

        The notes will not be subject to any sinking fund.

        Agilent may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Payment and Transfer or Exchange

        Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Agilent for such purpose (which initially will be the corporate trust office of the trustee located at 100 Wall Street, Suite 1600, New York, NY 10005). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company ("DTC") or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Agilent, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See "—Book-entry; Delivery and Form; Global Notes" below.

        A holder may transfer or exchange any certificated notes in definitive form at the office or agency of Agilent maintained for such purposes (which initially will be at the same location set forth in the preceding paragraph). No service charge will be made for any registration of transfer or exchange of notes, but Agilent may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Agilent is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing of a notice of redemption of notes to be redeemed.

        The registered holder of a note will be treated as the owner of that note for all purposes.

        All amounts of principal of and premium, if any, and interest on the notes paid by Agilent that remain unclaimed two years after such payment was due and payable will be repaid to Agilent, and the holders of such notes will thereafter look solely to Agilent for payment.

Ranking

        The notes will be senior unsecured obligations of Agilent and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Agilent, including any indebtedness we may incur from time to time under the Credit Facility. As of July 31, 2009, Agilent had $600 million of its 6.50% Senior Notes due 2017 outstanding, no debt outstanding under the Credit Facility and $1.5 billion of long-term debt of Agilent's subsidiary, World Trade, which is unconditionally guaranteed by Agilent.

        The notes will effectively rank junior in right of payment to all existing and future secured indebtedness of Agilent to the extent of the assets securing such indebtedness, and will rank structurally junior to all existing and future liabilities of its subsidiaries, including indebtedness and trade payables. As of July 31, 2009, Agilent did not have any outstanding secured indebtedness.

        Agilent derives a substantial portion of its operating income and cash flow from its subsidiaries. Therefore, Agilent's ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from its subsidiaries. Claims of creditors of Agilent's subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Agilent's creditors, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors, including trade creditors and preferred stockholders, if any, of Agilent's subsidiaries. As of July 31, 2009, Agilent's subsidiaries had approximately $2.4 billion of outstanding liabilities (including trade payables and $1.5 billion of long-term debt of World Trade, but excluding intercompany liabilities and deferred revenue), all of which ranks structurally senior to the notes.

Optional Redemption

        Agilent may redeem the notes at its option at any time, either in whole or in part upon at least 30 days, but not more than 60 days, prior notice given by mail to the registered address of each Holder of the notes to be redeemed. If Agilent elects to redeem the notes, it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

  •
  100% of the aggregate principal amount of the notes to be redeemed on the redemption date; or

  •
  the sum of the present values of the Remaining Scheduled Payments.

        In determining the present values of the Remaining Scheduled Payments, Agilent will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus    %.

        The following terms are relevant to the determination of the redemption price.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, Agilent will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Independent Investment Banker" means Barclays Capital Inc., Citigroup Global Markets Inc. or Credit Suisse Securities (USA) LLC, or their respective successors as may be appointed from time to time by Agilent; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "primary treasury dealer"), Agilent will substitute another primary treasury dealer.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the arithmetic average of four Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means Barclays Capital Inc., Citigroup Global Markets Inc. or Credit Suisse Securities (USA) LLC, and one other primary treasury dealer selected by Agilent, and each of their respective successors and any other primary treasury dealers selected by Agilent.

        "Remaining Scheduled Payments" means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

        A partial redemption of the notes may be effected pro rata, by lot or by such method as the trustee may deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

        Unless Agilent defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes, or portions thereof, called for redemption. On or before the redemption date, Agilent will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.

Purchase of Notes upon a Change of Control Repurchase Event

        If a change of control repurchase event occurs, unless Agilent has exercised its right to redeem the notes as described above, Agilent will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Agilent, prior to any change of control, but after the public announcement of the change of control, Agilent will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Agilent will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, Agilent will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of compliance with such securities laws or regulations.

        On the repurchase date following a change of control repurchase event, Agilent will, to the extent lawful:

  (1)
  accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

  (2)
  deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by Agilent.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

        Agilent will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Agilent and such third party purchases all notes properly tendered and not withdrawn under its offer.

        The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Agilent and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Agilent and the underwriters. Agilent has no present intention to engage in a transaction involving a change of control, although it is possible that Agilent could decide to do so in the future. Subject to the limitations discussed below, Agilent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Agilent or credit ratings of the notes. Restrictions on the ability of Agilent to incur liens, enter into sale and leaseback transactions and consolidate, merge or sell assets are contained in the covenants as described under the sections of the accompanying prospectus entitled "Description of Debt Securities—Certain Covenants—Limitation on Liens," "Description of Debt Securities—Certain Covenants—Limitation on Sale and Leaseback Transactions" and Description of Debt Securities—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets." Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a decline in the credit quality of Agilent or a highly leveraged or similar transaction involving Agilent.

        Agilent may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Agilent may be prohibited from repurchasing the notes under the terms of its future debt instruments. Furthermore, a change of control would constitute an event of default under our Credit Facility. See "Risk Factors—Risks Related to the Notes—We may not be able to repurchase all of the notes upon a change control repurchase event."

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "change of control" means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Agilent and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than Agilent or one of its subsidiaries; (2) the adoption of a plan relating to Agilent's liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) or group of persons, other than Agilent or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Agilent's voting stock or other voting stock into which Agilent's voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (4) the first day on which a majority of the members of the board of directors of Agilent are not continuing directors.

        "change of control repurchase event" means the occurrence of both a change of control and a ratings event.

        "continuing directors" means, as of any date of determination, any member of the board of directors of Agilent who (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination or election.

        "Fitch" means Fitch Ratings Ltd. and its successors.

        "investment grade" means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's); and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Agilent.

        "Moody's" means Moody's Investors Service Inc. and its successors.

        "rating agency" means each of Fitch, Moody's and S&P, so long as such entity makes a rating of the notes publicly available; provided, however, if any of Fitch, Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Agilent, Agilent shall be allowed to designate a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act (as certified by a resolution of the board of directors of Agilent) as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by Agilent to pay rating agency fees to make a rating of the notes shall not be a "reason outside of the control of Agilent" for the purposes of the preceding sentence.

        "rating category" means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); (iii) with respect to Fitch, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (iv) the equivalent of any such category of S&P, Moody's or Fitch used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and—for S&P or Fitch; 1, 2 and 3 for Moody's; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P or Fitch, a decline in a rating from BB+ to BB, as well as from BB—to B+, will constitute a decrease of one gradation).

        "ratings event" means a decrease in the ratings of the notes by one or more of the rating agencies such that the notes are rated below investment grade by all of the rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the rating agencies).

        Notwithstanding the foregoing, a ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

        "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "voting stock" of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

        Agilent may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with the notes in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the notes and will vote together as one class on all matters with respect to the notes.

Events of Default

        In addition to the "events of default" listed in the accompanying prospectus under "Description of Debt Securities—Events of Default," the following is an "event of default" under the indenture with respect to the notes:

  (1)
  a failure by Agilent to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under "—Purchase of Notes upon a Change of Control Repurchase Event."

Defeasance

        Agilent at any time may terminate all its obligations with respect to the notes and the indenture (such termination, "legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Agilent at any time may also terminate its obligations with respect to the notes under the covenants described under the sections of the accompanying prospectus entitled "Description of Debt Securities—Certain Covenants—Limitation on Liens," and "Description of Debt Securities—Certain Covenants—Limitation on Sale and Leaseback Transactions," under clause (5) under "Description of Debt

Securities—Events of Default" in the accompanying prospectus and under the provisions described under "—Purchase of Notes upon a Change of Control Repurchase Event" in this prospectus supplement, which termination is referred to in this prospectus supplement as "covenant defeasance." Agilent may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If Agilent exercises its legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default with respect thereto. If Agilent exercises its covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default specified in clause (1) under "—Events of Default" above or an event of default specified in clauses (5) and (6) under "Description of Debt Securities—Events of Default" in the accompanying prospectus with respect to the covenants described under "Description of Debt Securities—Certain Covenants" in the accompanying prospectus and Agilent will no longer be obligated to make an offer under the "—Purchase of Notes upon a Change of Control Repurchase Event" provision upon the occurrence of a change of control.

        The legal defeasance option or the covenant defeasance option with respect to the notes may be exercised only if:

  (a)
  Agilent irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the notes being defeased to maturity;

  (b)
  no default or event of default with respect to the notes has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit;

  (c)
  in the case of the legal defeasance option, Agilent delivers to the trustee an opinion of counsel stating that:

  (1)
  Agilent has received from the IRS a ruling, or

  (2)
  since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

  (d)
  in the case of the covenant defeasance option, Agilent delivers to the trustee an opinion of counsel to the effect that the holders of the notes being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

  (e)
  Agilent delivers to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Same-day Settlement and Payment

        The notes will trade in the same-day funds settlement system of DTC until maturity or until Agilent issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Agilent can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-entry; Delivery and Form; Global Notes

        The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

        Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

        DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

        Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

        So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Agilent understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

        All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

        Agilent expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Agilent also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Agilent, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

        Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        Agilent expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although Agilent expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Agilent, the underwriters or the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated securities may be issued in exchange for beneficial interests in the global notes under certain circumstances, including (i) if an event of default shall have occurred and be continuing with respect to the notes, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days or (iii) at any time Agilent determines, in its sole discretion, that the notes or portions thereof issued or issuable in the form of one or more global notes shall no longer be represented by such global note. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Agilent believes to be reliable, but Agilent does not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

        If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme, which is referred to as "Clearstream, Luxembourg," or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as "Euroclear," in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers' securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers' securities in the depositaries' names on DTC's books.

        Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Agilent has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC's rules and procedures.

        Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

        The indenture is and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        U.S. Bank National Association is the trustee under the indenture and has also been appointed by Agilent to act as registrar, transfer agent and paying agent for the notes.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of the notes. Except as discussed under "—Non-U.S. holders" and "—Information reporting and backup withholding" below, the discussion generally applies only to holders of notes that are U.S. holders. You will be a U.S. holder if you are (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust has in effect a valid election under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes. A "non-U.S. holder" is an owner of a note (other than a partnership) that is not a U.S. holder.

        This summary applies only to those persons holding notes which: (i) are held as capital assets (generally, property held for investment) and (ii) are purchased by those initial holders who purchase notes at the "issue price," which is generally the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all of the considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a position in a "straddle," conversion or other integrated transaction, tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, certain former citizens and residents of the United States, a person who is liable for the alternative minimum tax, or a person whose "functional currency" is not the U.S. dollar. If an entity that is treated as partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner in such an entity, you should consult your tax advisor as to the U.S. federal income tax consequences of holding notes. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or, any possible applicability of U.S. federal gift or estate tax.

        This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), and the U.S. federal income tax regulations promulgated under the Code (the "Treasure Regulations"), rulings and judicial decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. There can be no assurances that the Internal Revenue Service ("IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes.

        You should consult your tax advisor about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.

Payments or accruals of interest

        Payments or accruals of interest on a note will be taxable to you as ordinary income at the time that you actually or constructively receive or accrue such amounts (in accordance with your regular method of tax accounting).

Repurchase options

        In the event that there is a change of control, holders of notes will have the right to require us to repurchase their notes at 101% of the principal amount plus accrued and unpaid interest, if any (see "Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event"). Further, we may redeem the notes, in whole or in part, at our option (see "Description of Notes—Optional Redemption"). If the amount or timing of any payment on a note is contingent, the note could be subject to special rules that apply to "contingent payment debt instruments." We intend to take the position that a payment upon a change of control repurchase event or upon an optional redemption will not cause a note to be treated as creating a "contingent payment debt instrument" for purposes of the original issue discount provisions of the Internal Revenue Code of 1986 (the "Code"). Our determination that the notes are not contingent payment debt instruments is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. holder, under the original issue discount provisions of the Code and regulations, might be required to accrue income on its notes in excess of stated interest and prior to the receipt of cash, and may be required to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of a note.

Purchase, sale, redemption and retirement of notes

        Initially, your tax basis in a note generally will equal the cost of the note to you. When you sell or exchange a note, or if a note that you hold is retired or redeemed, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued and unpaid interest, which will be subject to tax in the manner described above under "—Payments or accruals of interest") and your tax basis in the note. Special rules may apply to notes redeemed in part.

        The gain or loss that you recognize on the sale, exchange, redemption or retirement of a note generally will be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Non-U.S. holders

        For purposes of the discussion below, interest and gain on the sale, redemption or repayment of notes will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the non-U.S. holder's conduct of a U.S. trade or business or (ii) in the case of a non-U.S. holder eligible for the benefits of a bilateral income tax treaty to which the United States is a party, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

        Subject to the discussion below regarding backup withholding, interest paid on the notes to a non-U.S. holder, generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest on the notes will qualify as portfolio interest if the non-U.S. holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation (in general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation's voting power) with respect to which we are a "related person" within the meaning of the Code, (iii) is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business, and (iv) either (a) certifies, under penalties of perjury on a Form W-8BEN (or such successor form as the IRS designates), prior to the payment that such holder is not a U.S. person and provides such holder's name and address or (b) holds the note through certain foreign intermediaries or certain foreign partnerships and satisfies the certification requirements under the applicable Treasure Regulations. The gross amount of payments of interest that does not qualify as portfolio interest and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless an applicable treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular, graduated U.S. rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty between the United States and the non-U.S. holder's country of residence) of such amount, subject to adjustments. To claim the benefits of a treaty exemption from or reduction in withholding, a non-U.S. holder must, prior to the payment of interest, provide a properly executed Form W-8BEN (or such successor form as the IRS designates), and to claim an exemption from withholding because income is U.S. trade or business income, a non-U.S. holder must, prior to the payment of interest, provide a properly executed Form W-8ECI (or such successor form as the IRS designates). These forms may need to be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain and to provide a U.S. taxpayer identification number ("TIN") on a Form W-8BEN.

        Subject to the discussion below concerning backup withholding, if you are a non-U.S. holder, any gain you realize on a sale, exchange, redemption or other disposition of notes generally will be exempt from United States federal income tax, including withholding tax. This exemption will not apply to you if (i) the gain is U.S. trade or business income, in which case the branch profits tax may also apply if you are a corporate non-U.S. holder, (ii) you were a citizen or resident of the United States and are subject to special rules that apply to expatriates or (iii) you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met. Special rules may apply to notes redeemed in part.

        Special rules may apply to certain non-U.S. holders (or their beneficial owners), such as "controlled foreign corporations," "passive foreign investment companies," and certain expatriates, that are subject to special treatment under the Code. Such non-U.S. holders (or their beneficial owners) should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Information reporting and backup withholding

        If you are a U.S. holder, you will generally be subject to information reporting and may also be subject to backup withholding, currently at a rate of 28%, when you receive interest payments on the note or proceeds upon the sale or other disposition of a note. Certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding will not apply if you provide your TIN to the payor in the prescribed manner unless: (A) the IRS notifies us or our agent that the TIN you provided is incorrect; (B) you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or (C) you fail to certify under penalties of perjury that (i) you provided to us with your correct TIN, (ii) you are not subject to backup withholding, and (iii) you are a U.S. person (including a U.S. resident alien).

        Information returns will be filed with the IRS in connection with payments on the notes to non-U.S. holders. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid additional information reporting and backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these certification requirements.

        The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

        THE PRECEDING DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Barclays Capital Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and Agilent has agreed to sell to them, severally, the principal amount of each series of notes set forth opposite each underwriter's name below:

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC

Total	$

        The underwriters are offering the notes subject to their acceptance of the notes from Agilent and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

        The underwriters initially propose to offer the notes directly to the public at the offering price described on the cover page of this prospectus supplement. In addition, the underwriters may offer part of the notes to certain dealers at a price that represents a concession not in excess of        % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of        % of the principal amount of the notes to other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

        The following table shows the underwriting discount that Agilent will pay to the underwriters in connection with this offering:

Paid By Agilent
Per note		%
Total.	$

        Agilent has also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

        The notes are a new issue of securities and there is currently no established trading market for the notes. Agilent does not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised Agilent that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice.

        Expenses associated with this offering to be paid by Agilent, other than underwriting discounts, are estimated to be approximately $765,000. The underwriters have agreed to reimburse Agilent for expenses in connection with this offering, up to $            .

        From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives, financial advisory and/or investment banking or other commercial transactions with Agilent and its affiliates for which they have received, and may in the future receive, customary fees and expenses. In addition, affiliates of certain of the underwriters, including affiliates of Barclays Capital Inc., Citigroup Global Markets Inc., and Credit Suisse Securities (USA) LLC are lenders under Agilent's Credit Facility, for which these underwriters and affiliates have been paid customary fees.

European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

  •
  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for such offer; or

  •
  in any other circumstances that do not require the publication by Agilent of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) ("FSMA")) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply to Agilent, and it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        Fenwick & West LLP, Mountain View, California will pass upon certain legal matters relating to the validity of the notes offered in this prospectus supplement for us. Simpson Thacher & Bartlett LLP, Palo Alto, California will pass upon certain legal matters for the underwriters.

EXPERTS

        The consolidated financial statements and financial statement schedules of Agilent Technologies, Inc. and subsidiaries as of October 31, 2008 and 2007, and for each of the three years in the period ended October 31, 2008, and management's assessment of the effectiveness of internal control over financial reporting as of October 31, 2008, which is included in management's report on internal controls over financial reporting, incorporated in this prospectus supplement by reference to the Current Report on Form 8-K of Agilent Technologies, Inc. filed with the SEC on September 8, 2009, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement and the accompanying prospectus, which form a part of the registration statement that we filed with the SEC, do not contain all the information that is included in the registration statement. You will find additional relevant information about us in the registration statement, including the exhibits thereto. Any statements made in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the legal document. This information may be inspected and copied at, or obtained at prescribed rates from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, the SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

        We maintain an Internet site at www.agilent.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement.

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement:

  •
  Annual Report on Form 10-K for the fiscal year ended October 31, 2008 (including those sections incorporated by reference from our Proxy Statement filed January 7, 2009);

  •
  Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2009, April 30, 2009 and July 31, 2009; and

  •
  Current Reports on Form 8-K filed November 18, 2008, December 17, 2008, January 23, 2009, February 17, 2009, March 13, 2009, March 25, 2009, March 26, 2009, May 26, 2009, July 27, 2009, August 24, 2009 and September 8, 2009.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purpose of this prospectus supplement to the extent that a statement contained in this prospectus supplement (or in any document incorporated by reference therein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement.

        You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Agilent Technologies, Inc.
Attn: Investor Relations
5301 Stevens Creek Boulevard
Santa Clara, California 95051
(408) 553-2424

PROSPECTUS

Debt Securities

        This prospectus contains a general description of certain material terms of the debt securities which we may offer for sale from time to time. The debt securities may be offered in one or more different series, each of which will have terms and conditions distinct from the terms and conditions of each other series of debt securities offered pursuant to this prospectus. The specific terms and conditions of the debt securities to be offered from time to time, to the extent they are not described in this prospectus or are different than those described in this prospectus, will be contained in one or more supplements to this prospectus, which will be provided when we make an offering of such debt securities. A supplement may also contain other important information concerning Agilent Technologies, Inc., the debt securities being offered or the offering, including certain U.S. federal income tax consequences and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the debt securities being offered by means of that supplement and this prospectus. A supplement may also supplement, change or update information contained in this prospectus, and we may supplement, change or update any of the information contained in this prospectus by incorporating information by reference in this prospectus. Read this prospectus and any supplement carefully before you invest.

        The securities will be issued by Agilent Technologies, Inc. See "Description of Debt Securities."

        The common stock of Agilent Technologies, Inc. is listed on the New York Stock Exchange under the trading symbol "A." Unless we state otherwise in a prospectus supplement, we will not list any of the securities described in this prospectus on any securities exchange.

        Investing in our securities involves risks. See "Part II, Item 1A—Risk Factors" beginning on page 37 of our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2009, which is incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the debt securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2009.

ABOUT THIS PROSPECTUS

        References in this prospectus to "Agilent," "our company," "we," "us" and "our" are to Agilent Technologies, Inc., a Delaware corporation, including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration procedure. Under this procedure, we may offer and sell debt securities from time to time in one or more series in one or more offerings. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the registration statement. The securities sold may be denominated in U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the prospectus supplement.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of such securities. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus may be modified or superseded by any statement made by us in a prospectus supplement, and in the event the information set forth in a prospectus supplement differs in any way from the information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede such information. See "Incorporation by Reference."

        You should read both this prospectus and any prospectus supplement together with additional information described under the captions "Where You Can Find More Information" and "Incorporation by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any pricing supplement. No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any pricing supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Agilent, or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Agilent since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        Any prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the debt securities being offered by means of that supplement and this prospectus.

        We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the "Securities Act."

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        We have made various forward-looking statements in this prospectus and the documents incorporated in this prospectus by reference. Examples of such forward-looking statements include statements regarding:

  •
  trends, seasonality, cyclicality and growth in the markets into which we sell;

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  our strategic direction;

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  our future effective tax rate and tax valuation allowance;

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  our expectations with respect to the outcome of our current tax audits;

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  earnings from our foreign subsidiaries;

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  remediation activities;

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  new product and service introductions;

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  changes to our manufacturing processes;

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  the use of contract manufacturers;

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  the impact of local government regulations on our ability to pay vendors or conduct operations;

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  our liquidity position and level of debt;

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  our ability to generate cash from operations;

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  growth in our businesses;

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  our investments;

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  the potential impact of adopting new accounting pronouncements;

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  our financial results;

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  our purchase commitments;

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  our contributions to our pension plans;

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  the selection of discount rates and recognition of any gains or losses for our benefit plans;

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  our cost-control activities;

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  our stock repurchase program;

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  our transition to lower-cost regions;

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  our restricting activities, including our current estimates of the scope, timing and cost of those activities;

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  the acquisition of Varian, Inc.; and

  •
  the existence or length of an economic recovery.

        The words "believe," "expect," "anticipate," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Such factors, some of which are discussed under the caption "Risk Factors" in our Annual Report on

Form 10-K and our Quarterly Reports on Form 10-Q, which are incorporated herein and will be discussed in prospectus supplements, include, but are not limited to:

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  the declining general economic conditions and uncertainties in the global credit and equity markets;

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  the potential failure of the markets into which we sell our products to grow;

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  the actions that we have taken in order to reduce costs could have long-term adverse effects on our business;

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  our ability to introduce successful new products and services in a timely manner;

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  dependence on contract manufacturing and outsourcing of other portions of our supply chain;

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  our ability to adjust our purchases due to changing market conditions and to estimate our customers' demand;

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  our ability to match the demand for our products to our manufacturing capacity;

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  potential problems associated with doing business internationally;

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  the impact of consolidation of our competitors;

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  our ability to achieve the contemplated benefits of our acquisitions, strategic alliances, joint ventures and divestitures, including our pending acquisition of Varian, Inc.;

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  our failure or inability to comply with laws and regulations;

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  potential infringement of third parties' intellectual property rights by us or potential infringement of our intellectual property rights by third parties;

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  the potential adverse settlement of tax matters raised in the Revenue Agent's Report relating to the United States Internal Revenue Service audit of our 2000 through 2002 fiscal years;

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  adverse conditions in the global banking industry and credit markets; and

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  our current or future levels of debt.

        We caution you that the foregoing list of factors is not exhaustive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

THE COMPANY

        Agilent Technologies, Inc. ("we", "Agilent" or the "company") is the world's premier measurement company, providing core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries. Agilent has three primary businesses: the electronic measurement business, which focuses on the communications and electronics industries; the bio-analytical measurement business, which focuses on the life sciences industry and the environmental, chemical, food and petrochemical industries; and the semiconductor and board test business, which focuses on semiconductor and printed circuit board assembly industries and combines laser interferometer, parametric test and printed circuit board manufacturing test.

        We were incorporated in Delaware in May 1999 and, prior to our initial public offering in November 1999, our operations comprised Hewlett-Packard's test and measurement, semiconductor products, healthcare solutions and chemical analysis businesses, related portions of Hewlett-Packard Laboratories, and associated infrastructure. Our principal executive offices are located at 5301 Stevens Creek Boulevard, Santa Clara, California 95051. Our telephone number at that location is (408) 553-2424. Our home page on the Internet is www.agilent.com. Other than the information expressly set forth in this prospectus, the information contained, or referred to, on our website is not part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

        Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption "Risk Factors" included in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2009, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

        We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include repurchases of our outstanding shares of common stock, additions to working capital, capital expenditures, repayment of debt and the financing of acquisitions and investments.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the fiscal years in the five year period ended October 31, 2008 and for the nine months ended July 31, 2009.

Nine Months Ended	Fiscal year ended
July 31, 2009	October 31, 2008	October 31, 2007	October 31, 2006	October 31, 2005	October 31, 2004
(a)	6.3	6.8	6.9	6.1	2.2

    (a)
    In order to cover fixed charges in the nine months ended July 31, 2009, our earnings from continuing operations before taxes and equity income would have had to increase by $72 million.

        For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before taxes and equity income plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is a reasonable approximation of the interest factor and amortization of capitalized expenses related to indebtedness.

DESCRIPTION OF DEBT SECURITIES

        References to "Agilent" in this section of this prospectus are only to Agilent Technologies, Inc. and not to any of its subsidiaries.

        The debt securities will be direct obligations of Agilent and will rank equally and ratably in right of payment with other indebtedness of Agilent that is not subordinated. The debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee, a copy of which has been filed with the registration statement of which this prospectus is a part.

        The discussion of the material provisions of the indenture and the debt securities set forth below and the discussion of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement are subject to, and are qualified in their entirety by, reference to all of the provisions of the indenture, which provisions of the indenture (including defined terms) are incorporated in this description of debt securities by reference.

        The indenture does not limit the aggregate principal amount of debt securities that may be issued under it. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series. The terms of each series of debt securities will be established by, or pursuant to, a resolution of our board of directors and set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The following description of debt securities summarizes certain general terms and provisions of the series of debt securities to which any prospectus supplement may relate. The particular terms of each series of debt securities offered by a prospectus supplement or prospectus supplements will be described in the prospectus supplement or prospectus supplements relating to that series.

        Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

General

        We will set forth in a prospectus supplement, to the extent required, the following terms of the series of debt securities in respect of which the prospectus supplement is delivered:

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  the issue price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

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  the title of the series of the debt securities;

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  any limit on the aggregate principal amount of the debt securities of a series;

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  the issue date;

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  whether the debt securities will be issued in the form of definitive debt securities or global debt securities and, if issued in the form of global debt securities, the identity of the depositary for such global debt security or debt securities;

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  the date or dates on which we will pay the principal of the debt securities;

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  the rate or rates at which the debt securities will bear interest or, if applicable, the method used to determine such rate or rates;

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  the date or dates from which interest will accrue, the date or dates on which interest will be payable and any record date for the interest payable on any interest payment date;

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  the place or places where principal of and any premium and interest on the debt securities of the series will be payable;

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  any optional redemption provisions and any change of control provisions;

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  any events of default in addition to those provided in the indenture;

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  any other specific terms, rights or limitations of, or restrictions on, the debt securities, and any terms that may be required or advisable under applicable laws or regulations; and

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  any covenants relating to us with respect to the debt securities of a particular series if not set forth in the indenture.

        The debt securities will be issuable only in fully registered form, without coupons, or in the form of one or more global debt securities. The debt securities will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, principal of and interest and premium, if any, on the debt securities will be payable at our office or agency maintained for this purpose within New York City, or, at our option, payment of interest on the debt securities may be made by check mailed to the holders of the debt securities at their respective addresses set forth in the register of holders of debt securities. Unless otherwise indicated in the prospectus supplement, the trustee will initially be a paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture.

        Unless otherwise indicated in the applicable prospectus supplement, interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will not accrue for the intervening period.

Certain Covenants

        The indenture governing the terms of the debt securities contains the following principal covenants:

  Limitation on Liens

        Agilent will not, and will not permit any subsidiary to, create, incur, assume or permit to exist any lien on (i) any Principal Property or (ii) the capital stock of any subsidiary, to secure any indebtedness of Agilent, any subsidiary or any other person without securing the debt securities equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to certain exceptions. Exceptions include:

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  liens existing on the date of the creation of the debt securities of such series;

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  liens on assets or property of a person at the time it becomes a subsidiary, securing only indebtedness of such person, provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary and such liens do not extend to any assets other than those of the person becoming a subsidiary;

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  liens on property or assets of a person existing at the time such person is merged into or consolidated with Agilent or any of its subsidiaries, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to Agilent or any of its subsidiaries, provided that such lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction by which such person was merged into or consolidated with Agilent or any subsidiary of Agilent;

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  liens existing on assets created at the time of, or within 18 months after, the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets;

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  liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien is limited to all or part of substantially the same property which secured the lien extended, renewed or replaced, the amount of indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding) and the indebtedness so secured does not exceed the fair market value (as determined by Agilent's board of directors) of the assets subject to such liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be;

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  liens on property incurred in permitted sale and leaseback transactions;

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  liens in favor of only Agilent or one or more subsidiaries granted by Agilent or a subsidiary to secure any obligations owed to Agilent or a subsidiary of Agilent;

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  liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by Agilent or any Significant Subsidiary in the ordinary course of business;

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  liens in favor of the trustee granted in accordance with the indenture; and

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  liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under "—Limitation on Sale and Leaseback Transactions" below, do not exceed 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the lien.

  Limitation on Sale and Leaseback Transactions

        Agilent will not, and will not permit any subsidiary to, enter into any arrangement with any person pursuant to which Agilent or any subsidiary leases any property that has been or is to be sold or transferred by Agilent or the subsidiary to such person (a "sale and leaseback transaction"), except that a sale and leaseback transaction is permitted if Agilent or such subsidiary would be entitled to incur indebtedness secured by a lien on the property to be leased (without equally and ratably securing the outstanding debt securities of any series) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the "attributable debt").

        In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in "—Limitation on Liens" above include:

  •
  temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

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  leases between only Agilent and a subsidiary of Agilent or only between subsidiaries of Agilent;

  •
  leases where the proceeds from the sale of the property are at least equal to the fair market value (as determined in good faith by Agilent) of the property and Agilent applies an amount equal to the net proceeds of the sale to the retirement of long-term indebtedness or to the purchase of other property or equipment used or useful in its business, within 270 days of the effective date of such sale; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, Agilent may deliver debt securities to the trustee for cancellation, such debt securities to be credited at the cost thereof to it; and

  •
  leases of property executed by the time of, or within 270 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

  Limitation on Consolidation, Merger and Sale of Assets

        Agilent may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of its property and assets substantially as an entirety to another entity unless:

  •
  (1) Agilent is the surviving or continuing corporation or (2) the successor entity, if other than Agilent, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes by supplemental indenture all of Agilent's obligations under the debt securities of all series and the indenture;

  •
  immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

  •
  if, as a result of any consolidation, merger, sale or lease, conveyance or transfer described in this covenant, properties or assets of Agilent would become subject to any lien which would not be permitted by the asset lien restriction described above without equally and ratably securing the debt securities of each series, Agilent or such successor person, as the case may be, will take the steps as are necessary to secure effectively the debt securities of such series equally and ratably with, or prior to, all indebtedness secured by those liens as described above.

        In connection with any transaction that is covered by this covenant, Agilent must deliver to the trustee an officers' certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture.

        In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Agilent under the indenture and, subject to the terms of the indenture, Agilent will be released from the obligation to pay principal and interest on the debt securities and all obligations under the indenture.

Further Issuances

        Agilent may from time to time, without notice to or the consent of the holders of the debt securities of any series, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the debt securities of such series in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional debt securities and the first payment of interest following the issue date of such additional debt securities). Such additional debt securities may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as a previously issued series of debt securities and will vote together as one class on all matters with respect to such debt securities.

Events of Default

        Each of the following is an "event of default" under the indenture with respect to the debt securities of any series:

          (1)   a failure to pay principal of or premium, if any, on the debt securities of such series when due at its stated maturity date, upon optional redemption or otherwise;

          (2)   a default in the payment of any interest on the debt securities of such series when due, continued for 30 days;

          (3)   certain events of bankruptcy, insolvency or reorganization involving Agilent;

          (4)   a default in the performance, or breach, of Agilent's obligations under the "—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets" covenant described above;

          (5)   a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (4) immediately above or any other covenant or warranty a default in which is elsewhere dealt with in the indenture) for 90 days after a Notice of Default (as defined below) is given to Agilent; and

          (6)   (a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Agilent (other than indebtedness of Agilent owing to any of its subsidiaries) outstanding in an amount in excess of $100 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness of Agilent (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 6(a) or (b) ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

        A default under clause (5) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify Agilent of the default and Agilent does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a "Notice of Default."

        Agilent shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer's certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Agilent is taking or proposes to take with respect thereto.

        If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Agilent) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare, by notice to Agilent in writing (and to the trustee, if given by the holders of the debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding debt securities of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Agilent shall occur, such amount with respect to all the outstanding debt securities of such series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the outstanding debt securities of such series. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding debt securities of such series if all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding debt securities of such series, have been cured or waived as provided in the indenture.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of such series, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

        No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

          (a)   such holder has previously given to the trustee written notice of a continuing event of default;

          (b)   the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

          (c)   the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any debt securities for enforcement of payment of the principal of, and premium, if any, or interest on, such debt securities on or after the respective due dates expressed in such debt securities.

        The indenture requires Agilent to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Agilent is required to deliver to the trustee a statement specifying such default or event of default.

Definitions

        The indenture contains the following defined terms:

        "Consolidated Net Tangible Assets" means, as of the time of determination, the aggregate amount of the assets of Agilent and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Agilent in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed by Agilent with the SEC or any amendment thereto (and not subsequently disclaimed as not being reliable by Agilent) pursuant to the Securities Exchange Act of 1934, as amended, or the "Exchange Act," prior to the time as of which "Consolidated Net Tangible Assets" is being determined.

        "GAAP" means generally accepted accounting principles in the United States of America in effect on the date of the indenture and from time to time.

        "guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee," when used as a verb, has a correlative meaning.

        "incur" means issue, assume, guarantee or otherwise become liable for.

        "indebtedness" means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

        "Non-recourse Obligation" means indebtedness or other obligations substantially related to the acquisition of assets not previously owned by Agilent or any direct or indirect subsidiaries of Agilent or the financing of a project involving the development or expansion of properties of Agilent or any direct or indirect subsidiaries of Agilent, in each case as to which the obligee with respect to such indebtedness or obligation has no recourse to Agilent or any direct or indirect subsidiary of Agilent or such subsidiary's assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

        "Principal Property" means our principal offices in Santa Clara, California, each manufacturing facility, each research and development facility and each service and support facility (in each case including associated office facilities) located within or outside the territorial limits of the United States of America owned by us or any of our wholly owned subsidiaries, except such as our board of directors by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of us and our subsidiaries taken as a whole) not to be of material importance to the business of us and our subsidiaries, taken as a whole.

        "Significant Subsidiary" has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

        "subsidiary" means, with respect to any person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Modification and Waiver

        Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by such amendment (including consents obtained in connection with a tender offer or exchange for the debt securities of such series). Agilent and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:

  •
  to evidence the succession of another person to Agilent and the assumption by any such successor of the covenants of Agilent under the indenture and the debt securities;

  •
  to add to the covenants of Agilent for the benefit of holders of the debt securities or to surrender any right or power conferred upon Agilent;

  •
  to add any additional events of default for the benefit of holders of the debt securities;

  •
  to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

  •
  to secure the debt securities;

  •
  to add or appoint a successor or separate trustee;

  •
  to cure any ambiguity, defect or inconsistency;

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  to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that the interests of the holders of the debt securities are not adversely affected in any material respect;

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  to make any other change that would not adversely affect the holders of the debt securities of such series in any material respect;

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  to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 (the "Act"); and

  •
  to conform the indenture to this Description of Debt Securities or any other similarly titled section in any prospectus supplement relating to a series of debt securities.

        Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  make any change to the percentage of principal amount of debt securities the holders of which must consent to an amendment, modification, supplement or waiver;

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  reduce the rate of or extend the time of payment for interest on any debt securities;

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  reduce the principal amount or extend the stated maturity of any debt securities;

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  reduce the redemption price of any debt securities or add redemption provisions to the debt securities;

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  make any debt securities payable in money other than that stated in the indenture or the debt securities;

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  impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities; or

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  make any change in the ranking or priority of any debt securities that would adversely affect the holder of such debt securities.

        The holders of at least a majority in aggregate principal amount of the outstanding debt securities may waive compliance by Agilent with certain restrictive provisions of the indenture with respect to the debt securities. The holders of at least a majority in aggregate principal amount of the outstanding debt securities may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security.

Defeasance

        Agilent at any time may terminate all its obligations with respect to the debt securities of any series (such termination, "legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of such series. Agilent at any time may also terminate its obligations with respect to the debt securities of any series under the covenants described under "—Certain Covenants—Limitation on Liens" and "—Certain Covenants—Limitation on Sale and Leaseback Transactions" and under clause (5) under "—Events of Default," which termination is referred to in this prospectus as "covenant defeasance." Agilent may exercise its legal defeasance option with respect to any series of debt securities notwithstanding its prior exercise of its covenant defeasance option with respect to such series of debt securities.

        If Agilent exercises its legal defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default with respect thereto. If Agilent exercises its covenant defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default specified in clauses (5) and (6) under "—Events of Default" with respect to the covenants described under "—Certain Covenants."

        The legal defeasance option or the covenant defeasance option with respect to the debt securities of any series may be exercised only if:

          (a)   Agilent irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the debt securities being defeased to maturity;

          (b)   no default or event of default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit;

          (c)   in the case of the legal defeasance option, Agilent delivers to the trustee an opinion of counsel stating that:

            (1)   Agilent has received from the IRS a ruling, or

            (2)   since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

          (d)   in the case of the covenant defeasance option, Agilent delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (e)   Agilent delivers to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of such series have been complied with as required by the indenture.

Discharge

        When (i) Agilent delivers to the trustee all outstanding debt securities of any series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of any series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Agilent irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of such series, including interest thereon, and if in either case Agilent pays all other sums related to the debt securities of such series payable under the indenture by Agilent, then the indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the debt securities of such series on demand of Agilent accompanied by an officers' certificate and an opinion of counsel of Agilent.

Governing Law

        The indenture is and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell the debt securities offered by this prospectus through agents, underwriters or dealers, or directly to one or more purchasers or through a combination of any of these methods of sale. The prospectus supplement with respect to particular debt securities will set forth the terms and conditions of the securities, including the public offering or purchase price and the proceeds to Agilent from the sale, the expenses of the offering, the securities exchanges, if any, on which the debt securities will be listed and the other terms and conditions listed below.

        If we use agents who we designate to solicit or receive offers to purchase the debt securities:

  •
  We will name any agent involved in offering or selling debt securities, and disclose any compensation (including discounts and commissions) that we will pay to the agent and commissions from purchasers of debt securities for whom such agent acts as an agent, in the applicable prospectus supplement.

  •
  Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

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  Our agents may be deemed to be underwriters under the Securities Act of 1933, as amended, of any of the debt securities that they offer or sell.

        If we use an underwriter or underwriters in the offer or sale of our debt securities:

  •
  We will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the debt securities.

  •
  We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including all the compensation the underwriters and dealers will receive (including discounts and commissions and compensation from purchasers of debt securities for whom such underwriters or dealers act as agent), in the applicable prospectus supplement.

  •
  The underwriters will use the applicable prospectus supplement to sell the debt securities.

  •
  Underwriters may offer and sell the debt securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        If we use a dealer to sell the debt securities:

  •
  We, as principal, will sell the debt securities to the dealer.

  •
  The dealer will then sell the debt securities to the public at varying prices that the dealer will determine at the time it sells our debt securities.

  •
  We will include the name of the dealer and the terms of our transactions with the dealer, including all the compensation (including discounts and commissions) the dealer will receive, in the applicable prospectus supplement.

        We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

        We may indemnify agents, underwriters, dealers and remarketing firms and their controlling persons against certain liabilities, including liabilities under the Securities Act. Such agents, underwriters, dealers, remarketing firms and their controlling persons may also be entitled to contribution with respect to payments they may be required to make in respect of those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

        We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the debt securities at the public offering price under contracts providing for payment and delivery on a future date.

  •
  If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the debt securities under the delayed delivery contracts.

  •
  These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.

  •
  We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

  •
  Institutions with which those contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

        Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters to whom offered debt securities are sold by us for public offering and sale may make a market in such offered debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities.

        Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

        Any underwriter may from time to time make loans to us and our subsidiaries or affiliates and may perform other services for us and our subsidiaries or affiliates in the normal course of their business, including investment banking, commercial banking and other financial services, for which they may receive customary compensation.

LEGAL MATTERS

        Unless otherwise specified in the prospectus supplement accompanying this prospectus, Fenwick & West LLP, Mountain View, California, will provide opinions regarding the authorization and validity of the securities. Any underwriters will also be advised about the validity of the securities and other legal matters by Simpson Thacher & Bartlett LLP, Palo Alto, California, or any other counsel to the underwriters named in the prospectus supplement.

EXPERTS

        The consolidated financial statements and financial statement schedules of Agilent Technologies, Inc. and subsidiaries as of October 31, 2008 and 2007, and for each of the three years in the period ended October 31, 2008, and management's assessment of the effectiveness of internal control over financial reporting as of October 31, 2008, which is included in management's report on internal controls over financial reporting, incorporated in this prospectus supplement by reference to the Current Report on Form 8-K of Agilent Technologies, Inc. filed with the SEC on September 8, 2009, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be inspected and copied at, or obtained at prescribed rates from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, the SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

        We maintain an Internet site at www.agilent.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

  •
  Annual Report on Form 10-K for the fiscal year ended October 31, 2008 (including those sections incorporated by reference from our Proxy Statement filed January 7, 2009);

  •
  Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2009, April 30, 2009 and July 31, 2009; and

  •
  Current Reports on Form 8-K filed November 18, 2008, December 17, 2008, January 23, 2009, February 17, 2009, March 13, 2009, March 25, 2009, March 26, 2009, May 26, 2009, July 27, 2009, August 24, 2009 and September 8, 2009.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purpose of this prospectus to the extent that a statement contained in this prospectus (or in any document incorporated by reference therein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

        You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Agilent Technologies, Inc.
Attn: Investor Relations
5301 Stevens Creek Boulevard
Santa Clara, California 95051
(408) 553-2424